Exhibit 3.3

Document must be filed electronically. Paper documents are not accepted. Fees & forms are subject to change. For more information or to print copies of filed documents, visit www.sos.state.co.us.	Colorado Secretary of State Date and Time: 01/20/2023 02:07 PM ID Number: 20181590379 Document number: 20231068179 Amount Paid: $25.00

ABOVE SPACE FOR OFFICE USE ONLY

Articles of Amendment

filed pursuant to §7-90-301, et seq. and §7-110-106 of the Colorado Revised Statutes (C.R.S.)

1.	For the entity, its ID number and entity name are

	ID number	20181590379
(Colorado Secretary of State ID number)

	Entity name	Gold River Productions, Inc.		.

2.	The new entity name (if applicable) is			.

3.	If the following statement applies, adopt the statement by marking the box and include an attachment.)
☒ This document contains additional amendments or other information.

4.	If the amendment provides for an exchange, reclassification or cancellation of issued shares, the attachment states the provisions for implementing the amendment.

5.	(Caution: Leave blank if the document does not have a delayed effective date. Stating a delayed effective date has significant legal consequences. Read instructions before entering a date.)

(If the following statement applies, adopt the statement by entering a date and, if applicable, time using the required format.)

	The delayed effective date and, if applicable, time of this document is/are			.
(mm/dd/yyyy hour:minute am/pm)

1

Notice:

Causing this document to be delivered to the Secretary of State for filing shall constitute the affirmation or acknowledgment of each individual causing such delivery, under penalties of perjury, that such document is such individual's act and deed, or that such individual in good faith believes such document is the act and deed of the person on whose behalf such individual is causing such document to be delivered for filing, taken in conformity with the requirements of part 3 of article 90 of title 7, C.R.S. and, if applicable, the constituent documents and the organic statutes, and that such individual in good faith believes the facts stated in such document are true and such document complies with the requirements of that Part, the constituent documents, and the organic statutes.

This perjury notice applies to each individual who causes this document to be delivered to the Secretary of State, whether or not such individual is identified in this document as one who has caused it to be delivered.

6.	The true name and mailing address of the individual causing the document to be delivered for filing are	Thomas	Adam
		(Last)	(First)	(Middle)	(Suffix)

1022 Shadyside Lane
(Street name and number or Post Office Box information)

Dallas	TX	75223
(City)	(State)	(Postal/Zip Code)

United States
(Province – if applicable)	(Country – if not US)

(If the following statement applies, adopt the statement by marking the box and include an attachment.)

☐      This document contains the true name and mailing address of one or more additional individuals causing the document to be delivered for filing.

Disclaimer:

This form/cover sheet, and any related instructions, are not intended to provide legal, business or tax advice, and are furnished without representation or warranty. While this form/cover sheet is believed to satisfy minimum legal requirements as of its revision date, compliance with applicable law, as the same may be amended from time to time, remains the responsibility of the user of this form/cover sheet. Questions should be addressed to the user’s legal, business or tax advisor(s).

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ARTICLES OF AMENDMENT

COLD RIVER PRODUCTIONS INC.

filed pursuant to §7-90-30), et seq. and §7-110-106 of the Colorado Revised Statutes (C.R.S.)

Pursuant to the provisions of Title 7 of the Colorado Revised Statutes of the State of Colorado, Gold River Production Services, Inc., a Colorado corporation, does hereby amend its Articles of Incorporation.

1.        The name of the corporation whose Articles of Incorporation are being amended by these Articles of Amendment is Gold River Productions, Inc., a Colorado corporation.

2.        After the filing and effectiveness pursuant to the Colorado Business Corporations Act of these Articles of Amendment the Articles of Incorporation of the Corporation, Article 4 of the Corporation's Articles of Incorporation is hereby amended as follows:

(a)	By replacing the first Paragraph of Article IV with the following:

"The total number of shares of stock that the corporation shall have authority to issue is three billion twenty million (3,020,000,000), consisting of, in part, (i) three billion (3,000,000,000) shares of Common Stock, $0.000001 par value per share, (ii) five thousand (5,000) shares of "Series B Preferred Stock," $0.000001 par value per share, (iii) one hundred thousand (100,000) shares of "Series C Preferred Stock," $0.000001 par value per share, and (iv) seven hundred and fifty (750) shares of "Series D Preferred Stock," $0.000001 par value per share. The balance of the twenty million 20,000,000 shares of preferred stock shall remain undesignated."

(b)	By adding the Certificate of Designation of Preferences, Rights and Limitations of Series D Convertible Preferred Stock attached hereto as Exhibit A.

3.        The amendment to the Articles of Incorporation of Gold River Productions, Inc., a Colorado corporation, set forth in paragraph 2 above was duly adopted by the Board of Directors of the corporation as of January 20, 2023. The amendment was duly adopted by the shareholders. The number of votes cast for the amendment by the shareholders was sufficient for approval.

In witness whereof, the corporation, by and through its undersigned officer thereunto duly authorized, has executed these Articles of Amendment on January 20, 2023.

By: /s/ Adam Thomas

Adam Thomas

Chief Executive Officer, Chairman